April 6, 2020

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Putnam Growth Opportunities Fund, a series of Putnam Investment Funds (Investment Company Act file number 811-07237) (the “Fund”) and, under the date of September 6, 2019, we reported on the statement of assets and liabilities, including the fund’s portfolio as of July 31, 2019, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the related notes (collectively, the financial statements) and the financial highlights for each of the years or periods in the five-year period then ended. On April 3, 2020, based upon request of the Putnam Funds, we resigned our appointment as independent public accountant.

We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 13(a)(4) of Form N-CSR dated April 6, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statement that the Audit, Compliance and Distributions Committee of the Trustees of the Fund approved and recommended the decision to change independent accountants.

Very truly yours,

/s/ KPMG LLP